Exhibit 14.1

LKQ CORPORATION

CODE
OF
ETHICS

Adopted: March 4, 2013

A MESSAGE FROM ROB WAGMAN:

At LKQ, we are committed to conducting our business with the highest level of integrity and to complying with all laws and regulations. This Code of Ethics (the “Code”) provides a set of basic principles to guide you regarding the minimum level of ethical requirements expected of you. The Code supplements other employee documents and policies, including our employee handbook, and you should refer to these documents and policies if you need additional information.

Each member of the senior management team is committed to the highest ethical standards. Because we place such a high priority on ethical conduct, please read the Code and think about how it applies to your position with LKQ. In addition to acting ethically yourself, if you see or suspect unethical or illegal business conduct by anyone at LKQ, it is your duty to report it by one of the methods described in the Code.

Thank you for helping us maintain LKQ as a company committed to the highest standards of conduct.

Robert L. Wagman
President and Chief Executive Officer

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KEY QUESTIONS AND ANSWERS

Q.    To whom does the Code apply?

A.	All directors, officers and employees (full-time, part-time and temporary) of LKQ. These persons are called “Covered Persons” in the Code.

Q.	Who should I ask if I have a question about the Code?

A.	You should start by seeking guidance from your supervisor. If you do not get a satisfactory answer, contact the Human Resources Department at (615) 781-5185.

Q.	If I see or suspect a violation of the Code, how do I report it?

A.
If you have any questions or concerns about compliance with this Code, you are encouraged to speak with your supervisor, representatives of the Human Resources Department or LKQ's General Counsel. Supervisors are required to notify the General Counsel or the Audit Committee, who each has authority to investigate instances of any event or activity that constitutes a violation or possible violation of this Code. If you do not feel comfortable talking to any of these persons for any reason, or if you prefer to remain anonymous, you should complete the Code of Ethics Report Form attached as EXHIBIT A and submit it to the General Counsel or you may report the conduct through LKQ's confidential “Speak Up” Tip Line. Please note that the third party administering LKQ's Tip Line may change from time to time, so please refer to the “Speak Up” poster at your location for current contact information.

Q.	Can I be retaliated against for reporting a violation of the Code?

A.	LKQ prohibits any form of reprisal against an employee for filing a good faith complaint under this policy or for assisting in the investigation of one.

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Q.	Will my report be confidential?

A.
LKQ will treat the information submitted in a confidential manner, if you so request, unless confidentiality is incompatible with a full and fair investigation unless there is an overriding reason for identifying you or unless disclosure of your identity is required by law.

Q.	What will happen if I submit a report?

A.
The Audit Committee or the General Counsel will conduct an appropriate evaluation and investigation of any matter reported. Covered Persons are expected to cooperate in any investigations of reported violations. This Code is intended to encourage and enable employees and others to raise concerns within LKQ; however, any allegations that are made in bad faith will be viewed as a serious disciplinary offense.

Q.	What will happen if I fail to report a violation of the Code?

A.	Failure to report knowledge of a violation of this Code or other misconduct may result in disciplinary action.

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THE RELATIONSHIP BETWEEN LKQ AND ITS EMPLOYEES

CONFLICTS OF INTEREST

A conflict of interest is any circumstance where an individual's personal interest interferes or even appears to interfere with the interests of LKQ. The best policy is to avoid any direct or indirect business connection with LKQ customers, suppliers or competitors, except on behalf of LKQ. Conflicts of interest are prohibited as a matter of LKQ policy, except under guidelines approved by the Board of Directors. Conflicts may arise when a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position in LKQ. Transactions that may involve a conflict of interest require full disclosure in accordance with this Code. The Legal Department will consult with management and outside counsel, as appropriate, to determine whether LKQ will enter into the transaction. Transactions that would be covered by our Related Party Transactions Policy will be addressed in accordance with that Policy.

CONFIDENTIALITY

Covered Persons are expected to maintain the confidentiality of information entrusted to them by LKQ, its suppliers, customers and stockholders, except when disclosure is authorized or legally required. Covered Persons should be sensitive to the confidential and privileged nature of the information to which they have access concerning LKQ, and should exercise the discretion when discussing any work-related matters with third parties. Each Covered Person should safeguard LKQ's Confidential Information and not disclose it to a third party without the prior consent of senior management. "Confidential Information" includes information (whether or not in written form) concerning the business, products, services, plans, strategies, suppliers, business relationships, employees, customers, prospects and financial affairs of LKQ and its affiliates, which is not generally known to the public or in the trade, is a competitive asset and the disclosure of which would likely result in a competitive disadvantage to LKQ.

LKQ employees are expected to sign an acknowledgment regarding the confidentiality policy set forth above at the time they become employed with LKQ and are expected to comply with the confidentiality policy not only during their employment with LKQ but also after the end of their employment with LKQ.

CORPORATE OPPORTUNITIES

Absent appropriate pre-approval, Covered Persons are prohibited from (a) taking for themselves opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with LKQ.

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INVENTIONS

LKQ employees shall promptly communicate to LKQ all inventions and improvements that are conceived or discovered during the course of employment or through the use of LKQ facilities. Such inventions and improvements are the property of LKQ, and as part of their duties, employees may be required to assist in obtaining and maintaining patents.

PROTECTION AND USE OF COMPANY PROPERTY

During their employment with LKQ, all Covered Persons should protect LKQ's assets and ensure they are used for legitimate business purposes. Improper use includes unauthorized personal appropriation or use of LKQ's assets, data or resources, including inventory, computer equipment and software.

EMPLOYEE COMMITMENT

Each LKQ employee is expected to devote his or her full time and ability to LKQ's interests during regular hours of employment and for whatever additional time that may be properly required. Employment or personal business commitments outside of regular hours of employment are prohibited if these would tend to impair the employee's ability to meet regular job responsibilities. Extra employment or other outside business commitments must receive the approval of proper supervisory authority.

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THE RELATIONSHIP BETWEEN
LKQ AND ITS CUSTOMERS, SUPPLIERS
AND COMPETITORS

FAIR DEALING

Each Covered Person should endeavor to deal fairly with LKQ's customers, suppliers and competitors and not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

GIFTS AND ENTERTAINMENT

Covered Persons may not accept from any person any gift of more than nominal value, loans or cash in any amount, excessive entertainment or travel, payments, services or other substantial or unusual favors from any person or concern which does or is seeking to do business with, or is a competitor of, LKQ. Covered Persons may not give such gifts to any such person or entity. Subject to this requirement, gifts, gratuities or entertainment may be accepted if they are unsolicited and if the personal benefit falls into one of the following categories: (1) normal business courtesies, such as a meal or golf game, involving no more than ordinary amenities; (2) paid trips or guest accommodations that involve formal representation of LKQ (provided prior approval is obtained from the proper supervisory authority); (3) non-cash gifts with a nominal value, such as those received at holiday time; or (4) fees or other compensation received from an organization in which membership or an official position is held, as approved by LKQ. This section does not preclude Covered Persons from obtaining, on their own credit rating, regular loans from established banking or financial institutions.

COMPETITORS

On legal as well as ethical grounds, Covered Persons must refrain from all dealings with competitors for the purpose of setting or controlling prices, rates, trade practices, costs or any other activities prohibited by laws regulating competition. Care should be taken to insure that, in meetings of trade associations and other industry groups, competitive practices, supply plans and prices are not discussed. If discussions relating to antitrust-sensitive topics persist even after the Covered Person attempts to change the subject, the Covered Person is expected to leave the area where such discussions are taking place and report this to LKQ's Legal Department.

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THE RELATIONSHIP BETWEEN LKQ
AND OUR COMMUNITIES AND GOVERNMENT

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is LKQ’s policy to comply with the laws of each country in which we do business.  It is the responsibility of each employee to be familiar with the laws and regulations that relate to their business responsibilities and to comply with them. In some instances, local laws may be less restrictive than the principles contained in this Code. In those situations, Covered Persons should comply with this Code, even if their conduct would be legal under applicable laws. On the other hand, if local laws are more restrictive than this Code, Covered Persons should comply with applicable laws. In this context, legal compliance includes, without limitation, compliance with LKQ's Insider Trading Policy, which prohibits persons subject to that policy from trading LKQ securities while in possession of material non-public information or communicating material non-public information to others in violation of the law, and LKQ’s Policy on Reporting Theft or Fraud, which requires all instances of theft or fraud to be reported to the Vice President of Internal Audit.

POLITICAL CONTRIBUTIONS

Federal and state laws restrict corporations like LKQ from contributing to political candidates. Accordingly, contributions by or on behalf of LKQ are made with the approval of the Vice President of Government Affairs. Covered Persons are permitted to engage in political activity on their own time using their own resources. However, some states restrict even personal political contributions by employees who are responsible for doing business with governmental agencies. Covered Persons at their own direction may make personal political contributions to the LKQ political action committee (PAC) called the Employee Good Government Fund.

DEALINGS WITH GOVERNMENT OFFICIALS

LKQ’s relationships with government agencies, officials and personnel in the United States and foreign countries should be conducted in such a manner that complete public disclosure would not embarrass or damage LKQ’s reputation. In any association with elected members or public servants, Covered Persons should exercise care to avoid expenditures and other acts that might be perceived as improper or in violation of applicable laws. The U.S. Foreign Corrupt Practices Act makes it illegal for companies, as well as their employees or agents, to pay a foreign government official, political party, party official or candidate for the purpose of obtaining favors or retaining business. The U.K. Bribery Act of 2010 makes it illegal to bribe a public official or private person and applies to companies that have operations in the U.K. (even if not headquartered there). Other countries in which LKQ operates may have similar laws.

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COMMITMENT TO THE COMMUNITIES IN WHICH WE OPERATE

LKQ assigns a high priority to protecting the environment and to providing safe, clean facilities and services in all communities in which it operates. LKQ encourages employees to become involved in community non-profit, charitable and political activity. However, the level of participation should not create a conflict with the individual's corporate responsibilities.

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THE RELATIONSHIP AMONG
ALL LKQ EMPLOYEES

WORK ENVIRONMENT

LKQ is committed to fostering a work environment where all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities. Accordingly, discrimination based on any characteristic protected by applicable law or harassment in any form will not be tolerated. Harassment includes verbal or physical conduct of a sexual nature which has the purpose or effect of interfering with an individual's work performance or creating an intimidating, hostile or offensive work environment. In addition, LKQ prohibits unwelcome sexual advances and requests for sexual favors and harassment not overtly sexual in nature but improperly directed at, or commenting on attributes or characteristics of, a person solely because of his or her gender.

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INTERNAL MATTERS

DISCLOSURE IN REPORTS AND DOCUMENTS

As a public company, LKQ's filings with the U.S. Securities and Exchange Commission (the “SEC”) and other federal and state regulatory agencies must be timely, complete and accurate. Depending on his or her position with LKQ, a Covered Person may be called upon to provide necessary information to assure that LKQ's public reports and regulatory filings are timely, complete and accurate.

LKQ is committed to compliance with all applicable financial reporting and accounting regulations. LKQ expects all Covered Persons to record information accurately and truthfully. LKQ also expects all Covered Persons to be diligent in providing accurate information in response to any inquiries related to LKQ's public disclosure requirements. Covered Persons must cooperate and comply with LKQ's disclosure controls and procedures so that LKQ's reports and documents filed with the SEC and other federal and state regulatory agencies comply in all material respects with applicable laws, rules and regulations.

SOCIAL MEDIA POLICY

Covered Persons should conduct themselves appropriately while using social media. LKQ has a Social Media Policy to provide guidance for Covered Persons to help account for the increasingly blurred lines between professional and personal lives in the online world and to maximize the benefits and minimize the risks to LKQ that social media presents. Please refer to LKQ Policy No. L550 for a full copy of the Social Media Policy.

ACCOUNTING/AUDITING COMPLAINTS
Please refer to LKQ's Policy for Handling Complaints Regarding Accounting and Auditing Matters (available at www.lkqcorp.com under the Governance section of the Investor Relations link.)

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LEGAL MATTERS AND PROCEDURES

ACCOUNTABILITY FOR COMPLIANCE WITH THIS CODE

LKQ is committed to uphold ethical standards in all of its corporate and business activities. A violation of this Code may result in appropriate disciplinary action, including possible termination from employment with LKQ. Nothing in this Code restricts LKQ from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in this Code.

COMPLIANCE STANDARDS AND PROCEDURES

Training and Educational Requirements.

•
Orientation. New Covered Persons will receive a copy of this Code during the orientation process conducted by the Human Resources Department and shall acknowledge that they have received, read and understand this Code and will comply with its requirements.

•	Continuing Education. Covered Persons shall be required to complete additional training and continuing education requirements as LKQ shall from time to time establish.

Waiver Requests. A Covered Person may submit to the General Counsel a written request for a waiver of this Code only if he/she can demonstrate that such a waiver:

•	is necessary to alleviate undue hardship;

•	is otherwise appropriate under all the relevant facts and circumstances;

•	will not be inconsistent with the purposes and objectives of this Code;

•	will not adversely affect the interests of LKQ; and

•	will not result in a transaction or conduct that would violate any applicable laws or regulations.

The General Counsel will forward all waiver requests involving a director or an executive officer to LKQ's Board of Directors or a committee thereof for consideration. All other waiver requests will be considered by the Chief Executive Officer of LKQ. Any decision to grant a waiver from this Code shall be at the sole and absolute discretion of the board, the board committee or the Chief Executive Officer, as appropriate. The General Counsel will promptly advise the Covered Person in writing of the decision regarding the waiver.

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INTERNAL USE ONLY

This Code is intended solely for internal use by LKQ. No activity, reports or records shall constitute an admission, by or on behalf of LKQ, as to any fact, circumstance or legal conclusion.

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WHAT HAPPENS WHEN YOU CONTACT THE SPEAK-UP TIP LINE?

800-544-7459 You Independent Reporting Service www.reportlineweb.com/lkqcorp
You can contact the tip line by phone or internet.
The tip line is staffed by an independent company that specializes in processing tips.
You provide details about the tip.
Your report is sent to LKQ headquarters.
The case is assigned to appropriate LKQ personnel for investigation.
Based on the investigation, an action plan is implemented if necessary.

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EXHIBIT A

LKQ CORPORATION

CODE OF ETHICS REPORT FORM

Your name: ________________________________________________________________________________

Department: _______________________________________________________________________________

Supervisor: ________________________________________________________________________________

Telephone: ________________________________________________________________________________

E-mail: ___________________________________________________________________________________

IF YOU MAKE A REPORT UNDER THIS CODE, LKQ WILL ENDEAVOR TO KEEP YOUR IDENTITY CONFIDENTIAL UNTIL A FORMAL INVESTIGATION IS LAUNCHED. AT THAT POINT, YOUR IDENTITY MAY BE KEPT CONFIDENTIAL, IF REQUESTED, UNLESS CONFIDENTIALITY IS INCOMPATIBLE WITH A FULL AND FAIR INVESTIGATION, UNLESS THERE IS AN OVERRIDING REASON FOR IDENTIFYING YOU OR UNLESS DISCLOSURE OF YOUR IDENTITY IS REQUIRED BY LAW.

Describe Reportable Activity: _________________________________________________________________

__________________________________________________________________________________________

Date you became aware of Reportable Activity: ________________________, 20___

Reportable Activity is: ___ Ongoing ___ Completed ___ Unclear whether ongoing or completed

Department suspected of Reportable Activity: ____________________________________________________

Individuals(s) suspected of Reportable Activity: ___________________________________________________

__________________________________________________________________________________________

How did you become aware of the Reportable Activity? ____________________________________________

__________________________________________________________________________________________

__________________________________________________________________________________________

Describe any steps you took prior to completing this Report Form (e.g., informed supervisor): ______________

__________________________________________________________________________________________

__________________________________________________________________________________________

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Who, if anyone, may be harmed or affected by the Reportable Activity?________________________________

__________________________________________________________________________________________

If possible, estimate the amount of loss to LKQ as a result of the Reportable Activity:

Actual: ________________________________ Potential: ________________________________

Please provide any suggestions for remedying the Reportable Activity: _____________________________

__________________________________________________________________________________________

Do you wish to be contacted by the General Counsel or Audit Committee of the Board of Directors regarding the status of the investigation: _______ Yes     _______ No

Please return this form to:

LKQ's General Counsel:

Phone Number:         312-621-1950
Fax Number:         312-207-1529
Mailing Address:
LKQ Corporation
500 W. Madison St., Suite 2800
Chicago, IL 60661

If you are not comfortable speaking with the General Counsel or if the General Counsel is unavailable and the matter is urgent, you may contact the Audit Committee of the Board of Directors (contact information for the Audit Committee members can be obtained by calling LKQ's headquarters at 312-621-1950).

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